Roy G. Hale
                        Certified Public Accountant


301-870-3374                                         PO Box 2634
800-286-4602                                  La Plata, MD 20646

Shareholders and Board of Directors
The Ehrenkrantz Growth Fund
New York, New York

In planning and performing my audit of the financial statements of The Ehrenkrantz Growth Fund for the year ended December 31, 2004,
I considered its internal control, including control activities for safeguarding securities, in order to determine my audit procedures for the purpose of expressing my opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of The Ehrenkrantz Growth Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objectives of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control structure, errors or fraud may occur and not be detected. Also projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

My consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, I noted no matters involving internal control and its operation, including controls for safequarding securities, that I consider to be material weaknesses as defined above as of December 31, 2004.

This report is intended solely for the information and use of management and the Board of Directors of The Ehrenkrantz Growth Fund and the Securities and Exchange
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Commission and is not intended to be and should not be used by anyone other than theses specified parties.

/s/ Roy G. Hale
   Roy G. Hale
   Certified Public Accountant

   February 22, 2005
   La Plata, MD